EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of February 16, 2006, by and between Exide Technologies (the “Company”) and Francis M. Corby, Jr. (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as the Chief Financial Officer (the “CFO”) and Executive Vice President of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on March 1, 2006 (the “Commencement Date”) and shall continue through March 31, 2008.

3. Position and Duties. During the Employment Period, Executive shall serve as CFO and Executive Vice President and shall report directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall have those powers and duties normally associated with the position of CFO and Executive Vice President of entities comparable to the Company and such other powers and duties as may be prescribed by the CEO; provided that, such other powers and duties are consistent with Executive’s position as CFO and Executive Vice President and do not violate any applicable laws or regulations. Executive shall devote all of his working time, attention and energies to the performance of his duties for the Company; provided, however, that Executive may continue, if he so desires, to serve as a non-executive Chairman, and Director of Magnasphere Corporation (and may serve as a director of such other entities as the Company’s Board may approve), but only to the extent that such service does not materially interfere with his duties hereunder. The Company recognizes that Executive made commitments to be present in Naples, Florida and Milwaukee, WI, at certain times in March and April 2006, and that Executive’s fulfillment of those commitments will not constitute a violation of this Agreement.

4. Place of Performance and Relocation Expenses. The place of employment of Executive shall be at the Company’s principal executive offices in Atlanta, Georgia, although Executive acknowledges that he shall be required to travel on Company business regularly during the Employment Period. The Company shall, in accordance with its relocation policy, reimburse Executive for all reasonable expenses incurred in relocating himself (1) to Atlanta from Detroit and (2) upon a termination Without Cause, resignation with Good Reason, or termination at the end of the Employment Period, from Atlanta to any U.S. location (both (1) and (2) excluding commissions, taxes, and other costs associated with the sale of real estate, but including any reasonable lease termination costs). The Company shall reimburse Executive for reasonable airfare and related costs associated with Executive’s relocation and prior travel commitments referenced in Section 3 above.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $400,000 per year in the first year of the Employment Period, and $450,000 in the second year of the Employment Period (together “Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s customary payroll practices. The CEO shall periodically review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company.

(b) Bonuses. The Company shall pay Executive a bonus within 10 days of the Commencement Date (the “Signing Bonus”) of $150,000, provided that Executive shall repay to the Company the full amount of such Signing Bonus if he terminates his employment without Good Reason within 6 months of the Commencement Date.

During each fiscal year of the Company which occurs during the Employment Period, Executive shall be eligible for an annual performance bonus (the “Bonus”), dependent upon the achievement of pre-established performance goals established by the Compensation Committee of the Board (the “Compensation Committee”). The performance goals established by the Compensation Committee shall be reasonable and shall be consistent with the goals established by the Board for incentive purposes for the Chief Executive Officer. Executive’s target Bonus (“Target Bonus”) shall be 50% of Base Salary in the 2007 fiscal year (April 1, 2006 through March 31, 2007) of the Employment Period and 100% of Base Salary in the 2008 fiscal year (April 1, 2007 through March 31, 2008) of the Employment Period, and may be greater if justified by performance in excess of the pre-established performance goals. Executive shall receive at least $75,000 of the Bonus he is eligible for in the 2007 fiscal year of the Employment Period, paid at such time as the Company customarily pays annual bonuses subject to compliance with Paragraph 25 of this Agreement. For the 2006 fiscal year (April 1, 2005 through March 31, 2006), Executive shall be paid a performance bonus in the amount of $16,666.67.

Executive shall be eligible for such additional discretionary bonuses as may be determined by the CEO and the Board.

Any Bonus earned with respect to a fiscal year shall be paid at such time as the Company customarily pays annual bonuses subject to compliance with Paragraph 25 of this Agreement.

(c) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(d) Vacation. During the Employment Period, Executive shall be entitled to at least four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year to which other senior executive officers of the Company with similar tenure are entitled under the Company’s policies.

(e) Welfare, Pension and Incentive Benefit Plans and Perquisites. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans offered by the Company, or which it may adopt from time to time, for its senior executives, in accordance with the eligibility requirements for participation therein, including, without limitation, the Company’s automobile policy and relocation allowance policy. Executive is currently entitled to a $950 per month allowance under the Company’s automobile policy.

During any waiting period during which Executive is not eligible or able to participate in the Company’s health benefit plan, the Company shall reimburse Executive for any COBRA premiums paid by Executive for purposes of continuing his and/or his family’s participation in a former employer’s plan.

(f) Equity/Long Term Awards.

(i) Upon the Commencement Date or as soon as administratively possible thereafter, Executive shall be granted a non-qualified stock option to acquire shares of the Company’s common stock (“Option”) worth $200,000 at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant. Executive’s Options shall vest at the rate of 100% of the shares subject to the grant on the second anniversary of the date of grant or the end of the Employment Period, whichever is earlier; provided, that, if Executive is terminated Without Cause, or resigns with Good Reason, all such Options will immediately vest and shall remain outstanding for 90 days; and provided, that, if Executive is terminated for Cause or terminates his employment for any reason, other than Good Reason, all such Options shall be forfeited.

(ii) Upon the Commencement Date or as soon as administratively possible thereafter, Executive shall be granted $150,000 worth of shares of the Company’s common stock subject to certain restrictions (the “Restricted Stock”). The restrictions shall be that the Restricted Stock may not be transferred, disposed of or sold during the restricted period and shall be forfeited to the Company upon Executive’s termination of employment prior to the restrictions lapsing. The Restricted Stock shall vest 100% of the shares subject to the award on the second anniversary of the date of grant or the end of the Employment Period, whichever is earlier; provided, that, if Executive is terminated Without Cause, or resigns with Good Reason, all restrictions will immediately lapse; and provided, that, if Executive is terminated for Cause or terminates his employment for any reason, other than Good Reason, all shares of Restricted Stock will be forfeited.

(iii) The terms and conditions of the equity awards contemplated under this Section 5(f) of this Agreement shall be made consistent with Company policy and this Agreement.

(iv) During the Employment Period, Executive shall be eligible to receive other equity-based awards as may be determined by the Board in its sole discretion.

(v) At the end of the Employment Period Executive will be paid a bonus equal to $150,000 so long as Executive has not been terminated with Cause or terminated his employment for any reason, other than Good Reason prior to the end of the Employment Period.

6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties, with or without reasonable accommodation, hereunder for an entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination is given after such three (3) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s (i) willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) or to comply with the reasonable policies of the Company as written or at the direction of the Board, together with Executive’s failure to take reasonable steps to cure such condition within thirty (30) days after written notice thereof, (ii) an act or omission that constitutes willful misconduct, gross negligence or fraud, (iii) non de minimus misappropriation, embezzlement, or dishonesty with respect to his duties with the Company or (iv) conviction or entering a plea of “guilty” or “no contest” to a felony.

(d) Good Reason. Executive may terminate his employment for Good Reason within thirty (30) days following his knowledge of any of the following events which is not cured by the Company, if curable, within fifteen (15) days following Executive’s written notice to the Board. For purposes of this Agreement, “Good Reason” shall mean: (i) a material adverse change in Executive’s title, role, or responsibilities, (ii) a reduction in the then applicable Base Salary or other fixed compensation or failure to pay or provide compensation, bonus or benefits provided in this Agreement within thirty (30) days when due, (iii) a requirement that Executive report to anyone other than the CEO, or (iv) a material adverse change in any pension, medical, health, savings, life insurance, or accident or disability plan, except for changes affecting all senior executives.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time, upon thirty (30) days’ advance notice, by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g) Expiration of the Employment Period. Executive’s employment shall terminate upon expiration of the Employment Period, unless the Company notifies Executive at least sixty (60) days before the end of the Employment Period that it intends to renew or extend this Agreement, and such termination shall not be a breach of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within ninety (90) days after the giving of such notice which date shall be at least thirty days after the date of notice if the termination is made pursuant to Section 6(e) or Section 6(f)) set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments set forth below, and Executive shall not be entitled to any additional severance payments or benefits from the Company. As a condition of receiving any payments under Subsections 8(a)(ii), (iii) and (v) and the bonus (but not the Accrued Obligations) in Subsection 8(c)(i), Executive may be required to execute a general release of claims (but not any indemnification rights then held by Executive) in favor of the Company and any entity in control of, controlled by or under common control with the Company and their respective employees, directors, and officers in such form as the Board deems reasonably appropriate. Provided that the general release is promptly presented to Executive, the payments due to Executive under Sections 8(a) and (c) of this Agreement may be held by the Company and not delivered to the Executive until the eighth (8th) day following the date Executive executes and delivers to the Company such general release of claims; and provided, that, such release is not revoked by Executive after he delivers it to the Company.

Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign as an officer and director of the Company or any of its Affiliates.

(a) Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) The Company shall pay to Executive his earned, but yet unpaid Base Salary through the Date of Termination, any earned, but unpaid Bonus for the year prior to the year in which the Date of Termination occurs and any earned, but unpaid vacation pay within five (5) business days following the Date of Termination (the “Accrued Obligations”); and

(ii) The Company shall pay to Executive the Bonus(es) that would have been paid to Executive had he remained employed through the end of the Employment Period and had earned 100% of the target amount of such Bonus(es) at the time such Bonus(es) are customarily paid; and

(iii) The Company shall pay to Executive a lump sum payment equal to the Salary that would have been paid to Executive had he remained employed through the end of the Employment Period; and

(iv) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(v) the Company shall pay Executive’s COBRA premiums (less amounts Executive paid for group coverage prior to termination) until the end of the Employment Period; and

(vi) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(vii) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(viii) For purposes of determining the amounts to be paid to Executive pursuant to this Section 8(a), no reduction of or change to Base Salary, Bonus or benefits which would constitute Good Reason under Section 7(d) shall be taken into account, regardless of the reason for the termination giving rise to Executive’s right to be paid, and the Company’s obligation to pay, the amounts required under Section 8(a).

(b) Termination By Company for Cause, By Executive Without Good Reason or Expiration of Employment Period. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason) or upon expiration of the Employment Period:

(i) the Company shall pay Executive the Accrued Obligations; and

(ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall be paid his Base Salary through the Date of Termination, off-set by any disability insurance. Upon the Date of Termination under this clause (c), the Company shall:

(i) pay Executive the Accrued Obligations and any Bonus earned pro rata through the Date of Termination; and

(ii) reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(d) Death. If Executive’s employment is terminated by his death:

(i) the Company shall pay Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Accrued Obligations and any Bonus earned pro-rata through the date of his death; and

(ii) the Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Affiliates at substantial expense, and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its Affiliate’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company and its Affiliates will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, Executive should solicit or interfere with the Company’s and its Affiliate’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Affiliates; (vi) the Company would not have hired or continued to employ Executive or grant the Options and other benefits contemplated under Agreement unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Company’s business. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any Affiliate, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company or any Affiliate; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or any Affiliate; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner disclose, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon termination, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during his employment and for a period of one year following the termination of his employment for whatever reason (the “Restricted Period”), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business with the Company or any of its Affiliates, in a capacity which is materially in competition with the Company, without the Company’s prior written consent. Should Executive be found, by a court of competent jurisdiction, to have breached his non-compete obligation, the Restricted Period shall be extended for the term of the breach as found by the Court.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive shall not directly or indirectly attempt to solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company and its Affiliates at the time of his termination of employment or was or is providing such services within the two year period before or after his termination of employment. Should Executive be found, by a court of competent jurisdiction, to have breached his non-solicitation obligation, the Restricted Period shall be extended for the term of the breach as found by the Court.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company or its Affiliates, from any person or entity who, at the time of, or at the time during the twelve months preceding such termination, was an existing or prospective customer or client of the Company or its Affiliates; (ii) request or cause any of the Company’s or its Affiliates’ clients or customers to cancel or terminate any business relationship with the Company or its Affiliates involving services or activities which were directly or indirectly the responsibility of Executive during his employment; or (iii) request or cause any employee of the Company or its Affiliates to breach or threaten to breach any terms of said employee’s agreements with the Company or its Affiliates or to terminate his or her employment with the Company or its Affiliates.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, whether or not during regular business hours and created, conceived or prepared on the Company’s or any Affiliates’ premises or otherwise shall be the sole and complete property of the Company and/or its Affiliates and may not be used by Executive outside of the Company. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) — (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or its Affiliates’ premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company and/or its Affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company or its Affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or its Affiliates all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, its Affiliates and/or their respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Should Executive breach his non-compete obligation, the Company may cease payment of any COBRA premiums that it is paying on Executive’s behalf.

(h) Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in Atlanta, Georgia in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute. Each party shall share equally in the cost of the arbitrator and the arbitration proceedings to the extent that such proceedings result from a dispute regarding any contractual matter covered in this agreement or result from a dispute concerning Executive’s performance or compliance (or noncompliance) with Company policy. To the extent that any such proceedings arise from a dispute regarding an alleged violation of a statute, the Company shall bear such costs, subject to the discretion of the arbitrator to equitably allocate costs.

11. Successors; Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of Delaware without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Survival. The respective obligations of, and benefits afforded to, Executive and Company as provided in Sections 9 of this Agreement shall survive the termination of this Agreement.

16. No Conflict of Interest. During the Employment Period, Executive shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Company, except as set forth in Section 3 hereof.

17. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate the Executive’s employment for Cause.

22. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

23. Indemnification. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s bylaws.

24. Negotiation Fees. The Company shall reimburse Executive for his reasonable legal fees and expenses relating to the preparation and negotiation of this Agreement, but not to exceed $25,000.

25. Section 409A. To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code, as a result of any provision of this Agreement, such provision shall be deemed revised to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 25 (provided that such revision and amendment shall not provide for any reduction in the amount due or paid to Executive under said provision). In the event that no such deemed revision is possible, the Company agrees to make Executive “whole” on an after-tax basis so that Executive shall net the amount that he would have netted had the tax under Section 409A not applied.

* * *

[Signature Page Next]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EXIDE TECHNOLOGIES

/s/ Gordon A. Ulsh

By:

Name: Gordon A. Ulsh
Title: President & Chief Executive Officer

Francis M. Corby, Jr.

/s/ Francis M. Corby, Jr.
Executive